Exhibit 10.37

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into as of the 6th day of January, 2009, by and between TYSON FOODS, INC., a Delaware corporation (“Tyson”), and Professor Connors, Inc, d/b/a Freshpet, a Delaware corporation (“Freshpet”).

RECITALS

WHEREAS, Tyson has taken a minority ownership position in Freshpet pursuant to the Stock Purchase and Merger Agreement dated of even date herewith (“Purchase Agreement”);

WHEREAS, Freshpet produces cooked pet food products which must be stored and transported in a chilled environment;

WHEREAS, Tyson and Freshpet believe Tyson’s refrigerated distribution network can provide distribution services to Freshpet for Freshpet’s customers who operate a distribute center model (and therefore do not require direct store door (“DSD”) delivery from their suppliers) on terms and conditions which are more efficient and cost effective than Freshpet’s current distribution; and

WHEREAS, Tyson is willing to provide, and Freshpet is willing to purchase distribution services in accordance with the terms and conditions expressed herein.

AGREEMENT

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tyson and Freshpet agree as follows:

1. Description of Services. Subject to the terms and conditions of this Agreement, Tyson shall provide Freshpet with the services set forth on Exhibit A (“Services”) for the distribution of Freshpet products. Tyson shall supply personnel and equipment, software, office supplies and other materials necessary or required for Tyson to perform the Services to the standards and upon the terms set forth herein; provided, however, that in performing such Services, Tyson shall not be required to hire additional personnel or acquire additional equipment, software, office supplies or other materials above those that are currently used in providing services to Tyson’s existing business immediately prior to the date hereof (except that Tyson will restock and replenish office supplies and other materials as necessary). Freshpet will use Tyson’s Services in all distribution locations where Tyson is competitive (price and quality of service) with third party providers.

2. Term of Services. Tyson shall provide the Services for the period beginning on the date that Tyson is reasonably capable of performing its obligations hereunder (“Effective Date”) and ending December 31, 2011 (“Term”), subject to earlier termination or extension of this Agreement pursuant to Section 8 hereof. Freshpet will commence usage of the Services where Tyson is competitive (as defined in Section 1) as soon as reasonably possible after Tyson has notified Freshpet that Tyson is reasonably capable of performing its obligations hereunder and allowing a time period for Freshpet to cease using existing service providers without breaching the terms of any agreements with such service providers.

3. Consideration for Tyson Services.

(a) Freshpet shall pay to Tyson for the Services:

(i) The fees described on Exhibit B if the shipment is for less than 20,000 pounds and if Tyson is not able to consolidate the Freshpet product with Tyson product on a delivery to the same location during the delivery period

(ii) A fee based on the prorata share of Tyson’s intercompany freight and warehouse rates then in effect if Tyson is able to consolidate the Freshpet product with Tyson product on a delivery to the same location during the delivery period

(iii) A point-to-point fee to be negotiated between Freshpet and Tyson for orders of greater than 20,000 pounds where it may be more economical to deliver directly from Freshpet’s facilities to the Freshpet customer

(b) The fees paid pursuant to Section 3(a) are inclusive of the costs of:

(i) Collecting product from Freshpet’s facilities in Quakertown, PA and delivering to Tyson’s storage facilities in Leesport, PA or Olathe, KS

(ii) Product handling and storage fees at Tyson’s facilities

(iii) Freight charges for delivery of the Freshpet product from Tyson’s facilities to the Freshpet customer

(c) The fees in Exhibit B will be updated every three months to reflect changes in the costs of providing the services described in Exhibit A (for example, changes in fuel surcharges). Additionally, the fees in Exhibit B are for the Services related to items produced at Freshpet’s facility in Quakertown, PA. If Tyson provides the Services related to any Freshpet product that is produced at a different location then the parties shall negotiate applicable rates for the new location on substantially the same terms as this agreement,

4. Payment for Tyson Services. Tyson will invoice Freshpet for Services on a weekly basis, and payment for the Services shall be due 14 days after receipt of the invoice. Any objection by Freshpet to any expense charged by Tyson shall be made within seven (7) days after receipt by Freshpet of notice of such charge or such right to object shall be waived. If Freshpet fails to make payment on a timely basis, and fails to cure such payment default within seven (7) business days of a notice by Tyson, Tyson reserves the right to retain Freshpet products until payment is received.

5. Coordinators. Each party shall appoint one individual who shall serve as a contact person for purposes of communicating with the other party and carrying out this Agreement, and who shall be authorized to act on behalf of his or her respective party as to matters pertaining to this Agreement. Effective upon execution of this Agreement, such coordinators shall be as set forth in Exhibits A. Each party shall notify the other in writing as to the name, address and telephone number of any replacement for such designated coordinator.

6. Performance Standards. Tyson will provide each Tyson Service to Freshpet at levels of quality and timeliness of performance that are consistent with similar services Tyson provides for the distribution of its own products, subject to any reasonable differences which are due to differences in products and how such products are marketed and distributed. In addition:

(a) Reports will be produced for Freshpet on a timely basis as normally and routinely provided to Tyson’s management.

(b) Reports will be delivered using normal and routine processes.

(c) Tyson will apply routine business practices toward correcting software “bugs” in a timely fashion and will prioritize the correction effort in a manner consistent with the standards used at Tyson.

7. Liability, Indemnification.

(a) Tyson agrees to indemnify, defend and hold harmless Freshpet and its officers, directors, shareholders, controlling persons, affiliates and representatives (the “Freshpet Indemnitees”), and each of them, from, against, for and in respect of any and all Claims and Damages (defined in Section 7(d)) suffered or incurred by a Freshpet Indemnitee which results from any intentional breach of this Agreement by Tyson or the fraud, gross negligence or willful misconduct of Tyson in connection with the performance of its obligations under this Agreement.

(b) Freshpet agrees to indemnify, defend and hold harmless Tyson and its officers, directors, shareholders, controlling persons, affiliates and representatives (the “Tyson Indemnitees”), and each of them, from, against, for and in respect of any and all Claims and Damages (defined in Section 7(d)) suffered or incurred by a Tyson Indemnitee which results from any intentional breach of this Agreement by Freshpet or the fraud, gross negligence or willful misconduct of Freshpet in connection with the performance of its obligations under this Agreement.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, AND EACH PARTY HEREBY WAIVES AND RELINQUISHES ALL CLAIMS AGAINST THE OTHER, FOR ALL LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, ALL SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES AND ALL PUNITIVE DAMAGES, WHETHER THE CLAIM THEREFORE IS BASED UPON WILLFUL OR NEGLIGENT ACT OR OMISSION, BREACH OF WARRANTY, STRICT LIABILITY OR ANY OTHER THEORY OR CAUSE OF ACTION.

(d) For purposes of this Agreement, “Claims and Damages” means, except as otherwise expressly provided in this Agreement (including, without limitation, Section 7(c), any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any person (including, without limitation, Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, and reasonable attorneys’ fees and costs (including, without limitation, reasonable costs incurred in enforcing the applicable indemnity) incurred by or awarded against a Freshpet Indemnitee or Tyson Indemnitee, as the case may be.

8. Termination and Extension.

(a) Termination. This Agreement shall terminate at the end of the Term, but may be terminated earlier in accordance with the following:

(i)	Upon the mutual written agreement of the parties.

(ii)	By either Tyson or Freshpet for material breach of any of the terms hereof by the other party, if the breach is not corrected within (A) three (3) business days after written notice of a breach of Section 4 is delivered to Freshpet, or (B) thirty (30) days after written notice of breach of any other provision of this Agreement is delivered to the defaulting party.

(iii)	By either Tyson or Freshpet, upon written notice to the other party, if such other party becomes insolvent or makes an assignment for the benefit of creditors, or is placed in receivership, reorganization, liquidation or bankruptcy.

(iv)	By Tyson with six (6) months notice if Freshpet is acquired by a Tyson Competitor (defined below).

Upon any such termination, Tyson shall be compensated for all Tyson Services performed to the date of termination in accordance with the provisions of this Agreement.

(b) Extension. This Agreement may be extended upon mutual written agreement between Tyson and Freshpet. Additional consideration for performing the Services beyond the Term shall be paid by Freshpet to Tyson pursuant to Section 3 hereof at such rate as shall be agreed.

9. Force Majeure. Any delays in or failure of performance by a party shall not constitute a default hereunder if and to the extent such delay or failure of performance is caused by occurrences beyond the reasonable control of such party, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of the party claiming an event of Force Majeure, and which by the exercise of reasonable diligence such party is unable to prevent.

10. Confidentiality. Any and all information which is not generally known to the public which is exchanged between the parties in connection with this Agreement or which is directly or indirectly obtained by one party from the other in connection with the performance of the Services hereunder, whether of a technical or business nature, shall be considered confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party. Each party shall take reasonable measures to protect against nondisclosure of confidential information. The provisions of this Section 10 shall not apply to the following: (a) information in a party’s possession prior to disclosure by the other party; (b) information rightfully acquired by a party from a third party without obligation of confidence to the other party; or (c) information that is in or part of the public domain through no fault of a party. Nothing herein shall prohibit disclosure of information required by law or national stock exchange to be disclosed. It is understood that money damages are not a sufficient remedy for breach of this Section 10 and, in addition to any other remedy available, the non-breaching party shall be entitled to injunctive relief and will not be required to file a bond. The obligations hereunder shall survive termination of this Agreement for a period of two (2) years.

11. Independent Contractor Status. Although Tyson has a minority ownership position in Freshpet, this Agreement has been negotiated at arms length and in regards to the performance under this agreement Freshpet and Tyson agree that the relationship between them is that of independent contractors. Nothing in this Agreement shall constitute either Freshpet or Tyson as agent, representative, partner, joint venturer or employee of the other party. Neither Tyson nor Freshpet shall have, nor shall either represent itself as having, any right, power or authority to create any agreement or obligations, cither express or implied, on behalf of, in the name of, or binding upon the other party, or to pledge the other’s credit or to extend credit in the other’s name unless the other party shall provide advance written consent thereto. Tyson and Freshpet will each be solely responsible for the direction and control of the work of its own employees; and each will assume complete responsibility for the personal safety of its respective employees. Neither this Agreement nor any activity conducted pursuant hereto shall, or shall be deemed or construed to, constitute any sort of partnership or venture between the parties.

12. Amendment and Waiver.

(a) The provisions of this Agreement may be amended only by the written agreement of the parties hereto. Subject to the foregoing, any waiver, permit, consent or approval of any kind or character on the part of any party of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

(b) No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13. Notices. Any notice made or given under this Agreement shall be in writing and shall be considered as duly delivered when such notice is sent by (i) facsimile, provided the original of same is on such date mailed by registered or certified mail to the recipient; or (ii) mailed, postage prepaid, by registered, certified, or first class mail; or (iii) sent by prepaid overnight delivery. All notices shall be addressed to:

If to Tyson:

Telephone:
Fax:

With a copy to:

If to Freshept:

Attention:
Telephone:
Fax:

With a copy to:

14. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. No party hereto may assign this Agreement or any of its rights, interest, or obligations under this Agreement without the prior written consent of the other party. Except as provided below, a party cannot assign this Agreement unless the assignee agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement. Any attempt so to assign or transfer in violation of this section shall be void. Notwithstanding the above, Tyson may assign its rights, interest, or obligations under this Agreement to an entity that is wholly owned by Tyson without the prior written consent of Freshpet

Notwithstanding the above, the Purchase Agreement anticipates that Tyson may increase its ownership percentage from a minority interest in Freshpet to 100% during the Term of this Agreement. If Tyson elects not to acquire 100% of Freshpet then the Freshpet management team will consider the sale of Freshpet to other buyers. If a controlling interest in Freshpet is sold during the Term of this Agreement Tyson agrees to continue to provide the Services for the Term unless the acquirer of a controlling interest in Freshpet is a significant beef, pork or poultry processor who competes directly with Tyson (“Tyson Competitor”), in which case Tyson can choose to terminate the Agreement pursuant to Section 8. In such case Tyson agrees to provide the Services for a period of six (6) months after the date that Tyson Competitor acquires a controlling interest in Freshpet.

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16. No Third-party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties to this Agreement any legal or equitable rights or remedies under or by reason of this Agreement or any provision contained herein.

17. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

18. Section Headings. The headings of sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to sections or subsections refer to the corresponding sections and subsections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. This “Agreement” means this Agreement and the Exhibits hereto as a whole and as the same may, from time-to-time hereafter, be amended, supplemented or modified. The words “herein”, “hereby,” “hereto,” and words of similar import, refer to this Agreement as whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof, unless otherwise specifically noted.

19. Entire Agreement. This Agreement, together with the Exhibits attached to this Agreement, which are incorporated herein by this reference, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether written or oral, and there are no representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement; provided, however, that this Agreement is attached and subject to the Purchase Agreement.

20. Governing Law. The substantive law (and not the law of conflicts) of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

21. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall be deemed a single document. This Agreement may be executed and delivered by facsimile.

[Signature lines are on the next page.]

Each party has caused this Agreement to be duly executed personally or by its duly authorized officer or representative.

TYSON:	TYSON FOODS, INC.

By

		Its	GVP

FRESHPET:	PROFESSOR CONNORS, INC.

By

Its

Each party has caused this Agreement to be duly executed personally or by its duly authorized officer or representative.

TYSON:	TYSON FOODS, INC.

By

Its

FRESHPET:	PROFESSOR CONNORS, INC.

By

		Its	CEO

Exhibit A

SERVICES TO BE PROVIDED BY TYSON

Traffic/Transportation/Warehouse Inventory Management

Tyson Coordinator –
Freshpet Coordinator –

Tyson will provide requested transportation, warehousing, distribution and related accounting services as mutually agreed upon between Tyson and Freshpet. These services may include: general transportation and warehouse services, paying for freight and third party warehouse charges, product storage, shipment handling, warehouse storage, and carrier selection and execution. These services will be directly provided by Tyson with respect to Tyson owned facilities and equipment and coordinated by Tyson with respect to third party carriers and warehouses.

1. Services to be Provided. During the Term of this Agreement, Tyson shall provide to Freshpet in a good and workmanlike manner, the following storage, handling and shipping services:

(i)	Tyson shall accept Freshpet pet food and treat products (“Products”) tendered for storage by Freshpet to Tyson’s facilities. All Products tendered for storage shall be picked up at Freshpet’s facility in Quakertown, PA and delivered to Tyson’s facilities properly marked and packaged for handling by Freshpet and shall be accompanied or preceded by appropriate documentation showing the type and quantity of Products delivered. Upon receipt of Products at the Tyson facilities, Tyson shall furnish to Freshpet documentation confirming the type and quantity of Products received, consistent with Tyson’s practices.

(ii)	Tyson shall store the Products at Tyson’s facilities in a manner consistent with Tyson’s practices. Tyson shall be responsible for rotating inventory and shipping product that maintains its temperature range from 28 degrees F to 38 degrees F.

(iii)	Tyson shall coordinate all inland transportation.

(iv)	Tyson shall ship, or arrange for shipping, of Products to customers of the Freshpet business that require Freshpet’s product to be delivered to a distribution center specified by the customer of Freshpet. Tyson will not ship, or arrange for shipping, of product on a DSD basis. Shipments by, or arranged by, Tyson will be in accordance with instruction received from Freshpet, but in a manner consistent with Tyson’s practices.

(v)	Tyson shall provide such other services incidental to those set forth above consistent with Tyson practices.

2. Risk of Loss. As between Tyson and Freshpet:

(a) All Products shall remain the property of Freshpet at all times. So long as the Products shall be stored in Tyson owned facilities, Tyson shall bear responsibility for risk of loss or damage to such Products. As between the Parties, Freshpet shall bear risk of loss to all Products stored in third party facilities and notwithstanding any terms and conditions contained in this Agreement, will be subject to the terms and conditions of such third party for storing goods in their facility.

(b) With respect to Product stored in Tyson owned facilities, risk of loss or damage to Products shall remain with Tyson from the time of delivery to the Facility, subject to Tyson’s standard terms and conditions for transportation and storage, attached hereto as Exhibit C, until (i) such Products are delivered to the receiving location of the customer of the Freshpet business that is accepting delivery thereof if shipped via Tyson owned equipment, or (ii) the time such Product is loaded on a third party carriers equipment at the Tyson owned facility.

3. Books, Records and Inspection

(a) Tyson shall prepare and maintain consistent with Tyson’s practices books and records relating to the services provided to Freshpet and relating to the costs paid to third party carriers and warehouses (collectively, the “Books and Records”). All such Books and Records shall be retained by Tyson for a period of not less than three months (which retention policy shall apply to the subclauses below). POD’s will be provided to Freshpet on request. Freshpet will receive daily EDI for shipments generated.

(b) Tyson shall make available for inspection by Freshpet during Tyson’s normal business hours all Books and Records, either during or after the Term of this Agreement, upon reasonable notice from Freshpet to Tyson.

(c) At any time during the Term of this Agreement, Freshpet shall have the right, upon reasonable notice, to send one or more of its authorized representatives to observe and inspect, during Tyson’s normal business hours, the Tyson facilities and the provisions of services hereunder and to count the Products located therein.

(d) Tyson shall make available, at Freshpet’s request, the remits (including of all written documentation and reports) of all governmental inspections or audits relating to the condition or operation of the Tyson facilities.

Exhibit B

Fees if shipment is for less than 20,000 pounds and if Tyson is not able to consolidate the Freshpet product with Tyson product on a delivery to the same location during the delivery period

LTL Pricing for Fiscal 1st Qtr 2009

Origin	Dest	Minimum	1,000 - 2,999	3,000 - 4,999	5,000 - 9,999	10,000 - 19,999
Olathe, KS	AL	$322	$0.3321	$0.2665	$0.2284	$0.1820
Olathe, KS	AR	$268	$0.2760	$0.2084	$0.1750	$0.1401
Olathe, KS	AZ	$365	$0.3764	$0.3124	$0.2705	$0.2151
Olathe, KS	CA-N	$407	$0.4199	$0.3574	$0.3118	$0.2476
Olathe, KS	CA-S	$382	$0.3935	$0.3301	$0.2867	$0.2279
Olathe, KS	CO	$296	$0.3052	$0.2386	$0.2027	$0.1619
Leesport, PA	CT	$287	$0.2599	$0.1930	$0.1579	$0.0952
Leesport, PA	DC	$266	$0.1906	$0.1705	$0.1374	$0.0823
Leesport, PA	DE	$289	$0.2619	$0.1951	$0.1599	$0.0964
Olathe, KS	FL-C	$386	$0.3985	$0.3353	$0.2915	$0.2316
Olathe, KS	FL-N	$364	$0.3754	$0.3113	$0.2695	$0.2144
Olathe, KS	FL-S	$407	$0.4194	$0.3569	$0.3113	$0.2472
Olathe, KS	GA	$329	$0.3387	$0.2733	$0.2346	$0.1869
Olathe, KS	IA	$261	$0.2682	$0.2003	$0.1676	$0.1343
Olathe, KS	ID	$416	$0.4292	$0.3671	$0.3207	$0.2546
Olathe, KS	IL	$277	$0.2852	$0.2179	$0.1837	$0.1469
Olathe, KS	IN	$295	$0.3033	$0.2367	$0.2010	$0.1605
Olathe, KS	KS	$256	$0.2637	$0.1957	$0.1633	$0.1309
Olathe, KS	KY	$311	$0.3206	$0.2545	$0.2174	$0.1734
Olathe, KS	LA	$328	$0.3375	$0.2721	$0.2335	$0.1861
Leesport, PA	MA	$305	$0.2784	$0.2121	$0.1755	$0.1063
Leesport, PA	MD	$289	$0.2621	$0.1953	$0.1601	$0.0965
Leesport, PA	ME	$292	$0.2651	$0.1984	$0.1629	$0.0983
Leesport, PA	Ml	$298	$0.2713	$0.2048	$0.1688	$0.1020
Olathe, KS	MN	$280	$0.2878	$0.2206	$0.1862	$0.1489
Olathe, KS	MO	$257	$0.2646	$0.1966	$0.1642	$0.1316
Olathe, KS	MS	$332	$0.3422	$0.2770	$0.2380	$0.1896
Olathe, KS	MT	$348	$0.3588	$0.2942	$0.2538	$0.2020
Olathe, KS	NC	$365	$0.3764	$0.3124	$0.2705	$0.2151
Olathe, KS	ND	$314	$0.3236	$0.2577	$0.2203	$0.1757
Olathe, KS	NE-E	$261	$0.2679	$0.2000	$0.1673	$0.1341
Olathe, KS	NE-W	$271	$0.2228	$0.2110	$0.1774	$0.1420
Leesport, PA	NH	$281	$0.2535	$0.1864	$0.1519	$0.0914
Leesport, PA	NJ	$268	$0.2397	$0.1721	$0.1387	$0.0831
Olathe, KS	NM	$316	$0.3252	$0.2593	$0.2217	$0.1768
Olathe, KS	NV	$382	$0.3934	$0.3300	$0.2867	$0.2278
Leesport, PA	NY-E	$279	$0.2513	$0.1841	$0.1498	$0.0901
Leesport, PA	NY-W	$291	$0.2638	$0.1970	$0.1617	$0.0975
Leesport, PA	OH-E	$263	$0.2345	$0.1667	$0.1338	$0.0800
Leesport, PA	OH-W	$270	$0.2423	$0.1748	$0.1412	$0.0847
Olathe, KS	OK	$264	$0.2713	$0.2035	$0.1705	$0.1366
Olathe, KS	OR	$407	$0.4199	$0.3574	$0.3118	$0.2476
Leesport, PA	PA-E	$279	$0.2511	$0.1838	$0.1495	$0.0899
Leesport, PA	PA-W	$272	$0.2445	$0.1770	$0.1433	$0.0860
Leesport, PA	RI	$263	$0.2348	$0.1670	$0.1341	$0.0802

LTL Pricing for Fiscal 1st Qtr 2009

Origin	Dest	Minimum	1,000 - 2,999	3,000 - 4,999	5,000 - 9,999	10,000 - 19,999
Olathe, KS	SC	$345	$0.3555	$0.2908	$0.2506	$0.1995
Olathe, KS	SD	$268	$0.2760	$0.2084	$0.1750	$0.1401
Olathe, KS	TN-C	$303	$0.3121	$0.2458	$0.2094	$0.1671
Olathe, KS	TN-E	$313	$0.3226	$0.2566	$0.2193	$0.1749
Olathe, KS	TN-W	$279	$0.2868	$0.2195	$0.1852	$0.1481
Olathe, KS	TX-E	$295	$0.3037	$0.2371	$0.2013	$0.1608
Olathe, KS	TX-N	$298	$0.3073	$0.2407	$0.2047	$0.1634
Olathe, KS	TX-S	$339	$0.3495	$0.2845	$0.2449	$0.1950
Olathe, KS	TX-W	$351	$0.3616	$0.2970	$0.2564	$0.2040
Olathe, KS	UT	$349	$0.3598	$0.2952	$0.2547	$0.2027
Leesport, PA	VA	$262	$0.2339	$0.1661	$0.1332	$0.0797
Leesport, PA	VT	$303	$0.2758	$0.2095	$0.1731	$0.1047
Olathe, KS	WA	$412	$0.4249	$0.3626	$0.3165	$0.2513
Olathe, KS	WI	$286	$0.2948	$0.2279	$0.1929	$0.1541
Leesport, PA	WV	$291	$0.2641	$0.1974	$0.1620	$0.0977
Olathe, KS	WY	$312	$0.3211	$0.2550	$0.2178	$0.1737

Exhibit C

Tyson’s Standard Terms and Conditions for Transportation and Storage

SECTION 1 – REMOVAL OF GOODS

•	If, in the opinion of Tyson, goods may be about to deteriorate or decline in value to less than the amount of Tyson’s lien thereon, or may constitute a hazard to other property or to the warehouse persons, the goods may be removed or disposed of by Tyson as permitted by law. All changes related to said removal shall be paid by storer. If reasonably practicable, Tyson agrees to consult with storer prior to any removal or disposal of goods hereunder.

SECTION 2 – STORAGE PERIOD AND CHARGES

•	All goods are stored on a flat fee basis for a period of one month, unless otherwise agreed. The storage month shall commence upon the date that Tyson accepts care, custody and control of the goods, regardless of the unloading date or the date a warehouse receipt was issued. If goods remain in storage beyond one month, Tyson may charge storer reasonable rent.

SECTION 3 – OTHER SERVICES AND CHARGES

•	Other services rendered by Tyson at the request of storer or in the interest of storer or the goods are chargeable to storer.

•	The flat fee payable by storer assumes that a pallet will not need to be repalletized for customer orders. Tyson may charge storer additional fees in the event stored goods must be broken down and repalletized.

•	Storer may, subject to insurance regulations and reasonable limitations, inspect the goods stored when accompanied by an employee of Tyson.

•	In the event of damage or threatened damage to stored goods, storer shall pay all reasonable and necessary costs of protecting and preserving the goods. When the costs of protecting and preserving stored goods are attributable to more than one storer, said costs shall be apportioned among other storers on a pro rata basis to be determined by Tyson.

•	Tyson shall supply dunnage, bracing and fastenings where it deems it appropriate on outbound shipments and the cost thereof is chargeable to the storer.

•	Any additional costs incurred by Tyson in unloading cars containing damaged goods are chargeable to storer.

•

Tyson shall not be liable for any claim of any type whatsoever with respect to stored goods unless such claim is presented, in writing, within a reasonable time not exceeding 60 days, after storer learns or, in the exercise of reasonable care, should have learned of the loss, damage or destruction to goods stored.

SECTION 4 – LIABILITY

•	Tyson shall not be liable for any loss, damage or destruction to goods, however caused, unless such loss, damage or destruction resulted from Tyson’s failure to exercise such care in regard to the goods as a reasonably careful man would exercise under like circumstances. Tyson is not liable for damages which could not have been avoided by the exercise of such care.

•	Tyson and storer agree that Tyson’s duty of care does not extend to providing a sprinkler system at the warehouse complex or any portion thereof.

•	Unless specifically agreed to in writing, Tyson shall not be required to store any goods in a humidity controlled environment or be responsible for tempering any goods.

•	IN THE EVENT OF LOSS, DAMAGE OR DESTRUCTION TO GOODS FOR WHICH TYSON IS LEGALLY LIABLE, STORER DECLARES THAT TYSON’S LIABILITY SHALL BE LIMITED TO THE LESSER OF THE FOLLOWING:

•	THE ACTUAL COST TO STORER OF REPLACING, OR REPRODUCING THE LOST, DAMAGED, AND/OR DESTROYED GOODS TOGETHER WITH TRANSPORTATION COSTS TO WAREHOUSE,

•	THE FAIR MARKET VALUE OF THE LOST, DAMAGED, AND/OR DESTROYED GOODS ON THE DATE STORER IS NOTIFIED OF LOSS, DAMAGE, AND/OR DESTRUCTION,

•	50 TIMES THE MONTHLY STORAGE CHARGE APPLICABLE TO SUCH LOST, DAMAGED AND/OR DESTROYED GOODS, OR

•	50 CENTS PER POUND FOR SAID LOST, DAMAGED, AND/OR DESTROYED GOODS.

•	Tyson’s liability hereunder shall be storer’s exclusive remedy against Tyson for any claim or cause of action whatsoever relating to loss, damage, and/or destruction of goods and shall apply to all claims including inventory shortage and mysterious disappearance claims unless storer proves by affirmative evidence that Tyson converted the goods to its own use. Storer waives any rights to rely upon any presumption of conversion imposed by law. IN NO EVENT SHALL STORER BE ENTITLED TO INCIDENTIAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

SECTION 5 – INSURANCE

•	Goods are not insured and the storage rates do not include insurance, unless otherwise agreed in writing and required by law.

SECTION 6 – LIEN

•

All advances and charges are due and payable before delivery or transfer of goods. Tyson shall have, as permitted by law, a lien upon and security interest in all goods of storer or the proceeds thereof at any time heretofore and hereafter deposited by storer in any warehouse owned or operated by Tyson. Such lien and security interest shall be for all charges and advances, past, present or future in relation to such goods of storer whether or not heretofore delivered by delivered by Tyson. Upon the nonpayment of any such amounts within a reasonable time Tyson may obtain satisfaction of its lien as provided by law, including sale of goods.

SECTION 7 – MISCELLANEOUS

•	Tyson shall provide storer with a warehouse receipt or such other documentation as its normal custom dictates in connection with the storage of goods hereunder.

•	The terms and conditions contained herein are those currently in effect and are subject to modification from time to time. Tyson reserves the right to amend these General Terms and Conditions, in whole or in part, at any time.

EXTENSION

Reference is hereby made to that certain Distribution Agreement, dated January 6, 2010 (the “Distribution Agreement”), by and between Tyson Foods, Inc., a Delaware corporation (“Tyson”), and Professor Connor’s, Inc. d/b/a Freshpet, a Delaware Corporation (the “Company”), Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

The parties hereto hereby agree that the Term shall be extended to run from the date hereof until December 31, 2012. Each of Tyson and the Company hereby executes this extension in order to evidence its acknowledgement and agreement to the items set forth above.

PROFESSOR CONNOR’S, INC.

By:

Name:	Richard Kassar

Title:	President

TYSON FOODS, INC.

By:

Name:	James V. Lochner

Title:	Chief Operating Officer

EXTENSION

Reference is hereby made to that certain Distribution Agreement, dated January 6, 2009 (as amended, the “Distribution Agreement”), by and between Tyson Foods, Inc., a Delaware corporation (“Tyson”), and Professor Connor’s, Inc. d/b/a Freshpet, a Delaware corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

The parties hereto hereby agree that the Term shall be extended to run from the date hereof until December 31, 2014. Each of Tyson and the Company hereby executes this extension in order to evidence its acknowledgement and agreement to the items set forth above.

Dated: June 15, 2012

PROFESSOR CONNOR’S, INC.

By:

Name:	Richard Kassar

Title:	President	6/20/12

TYSON FOODS, INC.

By:

Name:	Bill Mayer

Title:	VP, Pet Products